Exhibit 10.29

Advisory Agreement

This agreement (the “Agreement”) is made effective as of February 7, 2025, by Clear Street Group Inc., a Delaware corporation (the “Company”), and Christopher Pento (the “Adviser”).

WHEREAS, the Company desires to obtain the advice and counsel of the Adviser regarding the Company’s business and financial matters;

WHEREAS, the Company would like to engage the Adviser as an independent contractor to act as an adviser to senior management, and the Adviser is willing to provide advice and services to senior management on the terms and conditions set forth in this Agreement;

WHEREAS, the Company has spent significant time, effort and money to develop certain Confidential Information (as defined herein) which the Company considers vital to its business and goodwill, and the Company wishes to protect and preserve the confidentiality of such Confidential Information and to protect it from misuse; and

WHEREAS, the Company does not desire to receive from the Adviser any information which is confidential to, or the ownership of which resides in, a third party, whether acquired prior to or subsequent to the Adviser’s engagement under this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Service as an Adviser. The Adviser shall serve as an adviser to the members of senior management of the Company and its subsidiaries on a non-exclusive basis for the term of this Agreement. The Adviser shall perform services hereunder as an independent contractor and not as an employee, agent, joint venturer or partner of the Company.

2. Duties. During the term of this Agreement, the Adviser will provide advice and counsel to senior management of the Company and its subsidiaries as may be requested from time to time, including by rendering the services described on Schedule 1 to this Agreement to senior management.

3. Term. This Agreement shall commence as of the effective date above, and shall automatically renew for an additional one year term on each one year anniversary of the effective date, unless, no less than 7 days before such auto renewal, either party chooses not to renew and terminates this Agreement, with or without cause or reason, by written notice to the other, and provided further that the provisions of Section 4.2, Section 6, and Section 7 shall survive any termination or expiration of this Agreement. In the event this Agreement is terminated by either party, pro rata fees and unpaid expenses through the termination date shall be paid to the Adviser promptly thereafter.

4. Fees.

4.1 As compensation for the Adviser’s services under this Agreement, the Company shall pay to the Adviser the compensation described on Schedule 2 to this Agreement.

4.2 The Adviser agrees to pay all federal, state and local taxes applicable to any compensation paid to the Adviser pursuant to this Agreement. The terms and provisions of this Section 4.2 shall survive termination or expiration of this Agreement.

5. Expenses. The Company agrees to reimburse the Adviser promptly for reasonable out-of-pocket expenses incurred in connection with the Adviser’s services, provided that any single expense item in excess of $2500 or monthly expense in excess of $2500 in the aggregate shall require pre-approval by the Company, and the Adviser shall provide appropriate documentation of all expenses.

6. Indemnification. In the performance of services under this Agreement, the Adviser shall be obligated to act only in good faith and shall not be liable to the Company for errors in judgment that are not the result of willful misconduct. The Company agrees to indemnify and hold the Adviser harmless from and against any and all losses, claims, expenses, damages or liabilities, joint or several, to which the Adviser may become subject (including the costs of any investigation and all reasonable attorneys’ fees and costs) or incurred by the Adviser, to the fullest extent lawful, in connection with any pending or threatened litigation, legal claim or proceeding arising out of or in connection with the services rendered by the Adviser under this Agreement; provided, however, that the foregoing indemnity shall not apply to any such losses, claims, related expenses, damages or liabilities arising out of or in connection with the Adviser’s willful misconduct or fraud, or material breach of this Agreement. The terms and provisions of this Section 6 shall survive termination or expiration of this Agreement.

7. Confidential Information; Developments.

7.1 As used in this Agreement, “Confidential Information” means any and all confidential or proprietary, technical, trade and business information furnished, in any medium, or disclosed in any form or method, including orally, by the Company or its affiliates to the Adviser, or discovered by the Adviser through any means, including observation, including, but not limited to, information about the Company’s or its affiliates’ employees, officers, directors, suppliers, customers, affiliates, businesses and business relationships; trading and other strategies, operating technique and course of dealing; business, marketing and other plans; marketing materials, logos, designs, customer lists and markets; financial data and know-how; financial projections; personnel statistics; research; computer hardware and software; current and future products, designs, developments, capabilities, inventions, prototypes, models, drawings, specifications, methods and trade secrets; technical data, processes, algorithms, formulae, franchises, databases, computer programs, user interfaces, source codes, object codes, architectures and structures, display screens, layouts, development tools and instructions, templates and other trade secrets; and such other information normally understood to be confidential or otherwise designated as such in writing by the Company or its affiliates, as well as information discerned from, based on or relating to any of the foregoing which may be prepared or created by the Adviser. “Confidential Information” shall not include:

(a) information that is publicly available as of the date of this Agreement; or

(b) information that subsequently becomes publicly available or generally known in the industry through no fault of the Adviser, provided that such information shall be deemed Confidential Information until such time as it becomes publicly available or generally known.

7.2 The Adviser shall retain all Confidential Information in trust for the sole benefit of the Company, its successors and assigns, and shall comply with any and all procedures adopted from time to time to protect and preserve the confidentiality of any Confidential Information. The Adviser shall not at any time, during or after the term of this Agreement, directly or indirectly, divulge, use or permit the use of any Confidential Information, except as required by the Adviser’s services under this Agreement. Adviser agrees to employ reasonable steps to protect Confidential Information from unauthorized or inadvertent disclosure, but at a minimum to the same extent as the Adviser protects the Adviser’s own confidential information. Upon expiration or termination of this Agreement and upon the Company’s request during the term of this Agreement, the Adviser shall promptly return any and all tangible Confidential Information (whether written or electronic) to the Company, including all copies, abstracts or derivatives thereof.

7.3 The Company shall own all right, title and interest relating to all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by the Adviser or jointly with others in the course of the Adviser’s performance of services under this Agreement or using the Company’s Confidential Information (collectively, “Developments”). The Adviser agrees to make full and prompt disclosure to the Company of all Developments and provide all Developments to the Company. Adviser hereby assigns to the Company or its designee all of the Adviser’s right, title and interest in and to any and all Developments. The Adviser agrees to cooperate fully with the Company, both during and after the term of this Agreement, with respect to the procurement, maintenance and enforcement of intellectual property rights (both in the United States and foreign countries) relating to any Developments. The Adviser shall sign all documents which may be necessary or desirable in order to protect the Company’s rights in and to any Developments, and the Adviser hereby irrevocably designates and appoints each officer of the Company as the Adviser’s agent and attorney-in-fact to execute any such documents on the Adviser’s behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Developments. Notwithstanding anything to the contrary above, this Section 7.3 does not apply to an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the Adviser’s own time

8. Publicity. The Adviser hereby grants to the Company the right to use the name, biography and picture of the Adviser on the Company’s website, marketing and advertising materials. The Company shall seek approval from the Adviser regarding the contents of such biography prior to dissemination of such biography.

9. Other Relationships.

9.1 The Company acknowledges that the Adviser may provide business and financial consulting services and advice of the type contemplated by this Agreement to others, and that, subject to the provisions of Section 7 of this Agreement, nothing contained herein shall be construed to limit or restrict the Adviser in providing such services or advice to others.

9.2 During the term of this Agreement, the Adviser shall provide the Company with prior written notice if the Adviser intends to provide any services, as an employee, consultant or otherwise, to any person, company or entity that competes directly with the Company, which written notice shall include the name of the competitor. It is understood that, in such event, the Company will review whether the Adviser’s activities are consistent with the Adviser remaining an adviser to the Company.

10. No Conflicts. The Adviser represents and warrants to the Company that the Adviser is free to enter into this Agreement and the services to be provided pursuant to this Agreement are not in conflict with any other contractual or other obligation to which the Adviser is bound.

11. Notices. Notices are to be delivered in writing, in the case of the Company, to 150 Greenwich Street, 45th Floor, New York, New York 10007, Attention: [ ], and in the case of the Adviser, to [ ], Attention: [ ], or to such other address as may be given by each party from time to time under this Section. Notices shall be deemed properly given upon personal delivery, the day following deposit by overnight carrier, or three (3) days after deposit in the U.S. mail. Alternatively, notices may be delivered by e-mail to [ ] or [ ], respectively, which notices shall be effective on the date of delivery with confirmation of delivery (or, if delivered after 5:00 p.m. Eastern on the next succeeding day).

12. Parties in Interest. This Agreement is made solely for the benefit of the Adviser and the Company, its shareholders, directors and officers. No other person shall acquire or have any right under or by virtue of this Agreement.

13. Entire Agreement; Amendments; Severability; Counterparts. This Agreement constitutes the entire agreement and understanding of the parties, and supersedes any and all previous agreements and understandings, whether oral or written, between the parties with respect to the matters set forth in this Agreement. No provision of this Agreement may be amended, modified or waived, except in a writing signed by the parties. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision, and if any restriction in this Agreement is found by a court to be unreasonable or unenforceable, then such court may amend or modify the restriction so it can be enforced to the fullest extent permitted by law. The section headings in this Agreement have been inserted as a matter of convenience of reference and are not a part of this Agreement. This Agreement may be executed by electronic signature in any number of counterparts, each of which together shall constitute one and the same instrument.

14. Applicable Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be interpreted and construed in accordance with the laws of Delaware. Any and all claims, controversies and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort or statute, shall be governed by the laws of the State of Delaware, including its statutes of limitations, without giving effect to any conflict-of-laws rule that would result in the application of the laws of a different jurisdiction. Any action arising out of this Agreement shall be brought exclusively in a court of competent jurisdiction located in New York County in the State of New York. It is mutually agreed by and between the Company and the Adviser that, to the maximum extent permissible under applicable law, they shall, and they hereby do, waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matter whatsoever arising out of, or in any way connected with, this Agreement and the relationship created under this Agreement.

15. Authority. This Agreement has been duly authorized, executed and delivered by and on behalf of the Company and the Adviser.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CLEAR STREET GROUP INC.

By:	/s/ Ed Tilly
Name: Ed Tilly Title: CEO

ADVISER:

/s/ Christopher Pento
Name: Christopher Pento Address: [ ]

SCHEDULE 1

DUTIES

As an Adviser, you shall:

•	Be available upon reasonable advance notice to attend and participate in meetings requested by senior management of the Company and its subsidiaries.

•	participate in advisory calls with senior management;

•	study and review the business, operations and historical financial performance of the Company and its subsidiaries, so as to be able to properly advise senior management; and

•	provide strategic and other advice to senior management.

SCHEDULE 2

COMPENSATION

As compensation for the Adviser’s services under this Agreement, the Company shall cover the actual cost of premiums on behalf of the Adviser for health insurance coverage (including medical, dental, and vision, if applicable) for the Adviser and, if elected, the Adviser’s eligible dependents, up to a maximum annual amount of $60,000.00 (the “Health Insurance Benefit”) under the Company’s existing benefit plan(s).

The Adviser is responsible for obtaining and maintaining such Health Insurance Benefit coverage by way of the Company’s ordinary open enrollment process for such benefits.

The Company shall not be responsible for withholding or paying any income, payroll, Social Security, or other federal, state, or local taxes; making any insurance contributions, including unemployment or disability; or obtaining worker’s compensation insurance on the Adviser’s behalf. However, the Company may file informational returns with the appropriate federal and state agencies regarding such insurance coverages. The Adviser is solely responsible for the payment of all taxes and contributions on the Adviser’s behalf under the terms of this agreement.